AAIPHARMA AMENDS AND EXTENDS CONSENT SOLICITATION

Consents Must be Delivered by 1:00 p.m., October 29

Wilmington, N.C., October 28, 2004 — aaiPharma Inc. (NASDAQ: AAII) announced today that it is amending and extending its pending solicitation of consents (as amended, the “Solicitation”) from holders of its 11.5% Senior Subordinated Notes (the “Notes”) relating to certain proposed amendments to and waivers of (the “Proposed Amendments”) the indenture governing the Notes (the “Indenture”).

Under the revised terms of the Solicitation, all holders of record who submit valid and unrevoked consents prior to 1:00 p.m., New York City time, on Friday, October 29, 2004, will receive the consent fee of $20 in cash per $1,000 principal amount of Notes for which consents have been delivered, subject to the terms and conditions of the Solicitation.

Holders who have previously delivered consents need not take any further action in order to receive the consent fee.

The principal amendments to the Solicitation would:

•	permit the Company to incur up to $30 million of additional indebtedness under credit facilities by increasing the amount of senior debt we may incur pursuant to Section 4.09(1) of the Indenture by $40 million and by eliminating the general provision permitting borrowings of up to $10 million permitted under Section 4.09(14) of the Indenture;

•	permit the Company to incur additional senior debt in order to maintain $40 million (subject to an increase up to $50 million in order to allow the Company to make interest payments on the Notes) in senior debt under credit facilities in the event the Company is required to pay down senior debt with the proceeds of asset sales;

•	require that debt permitted to be incurred under the Fixed Charge Coverage Ratio test set forth in Section 4.09 of the Indenture must rank on parity with or be subordinated in right of payment to the Notes and any liens granted to secure any such parity debt shall rank pari passu with the liens securing the Notes;

•	require proceeds of Asset Sales (as defined in the Indenture) to be used to reduce senior debt under credit facilities to $40 million;

•	provide that the liens on assets that secure obligations under the Notes will continue if all senior debt is repaid, but will resume as junior liens if the Company thereafter incurs any new senior debt;

•	prohibit the payment in cash in excess of an aggregate of $5 million to settle pending litigation, excluding payments funded or reimbursed under insurance policies, until the Company makes the interest payments due on the Notes on April 1, 2005 and October 1, 2005;

•	prohibit the payment of dividends on the Company’s common stock and other Restricted Payments (as defined in the Indenture) until the interest payments due on the Notes on April 1, 2005 and October 1, 2005 are paid;

•	temporarily increase the interest rate on the Notes by 0.5% per annum, commencing to accrue on October 1, 2004 and ending on March 31, 2005; and

•	increase the consent fee from $5 in cash per $1,000 principal amount of Notes to $20 in cash per $1,000 principal amount of Notes.

The Company has eliminated the proposed amendment to permit up to $20 million in sale-and-leaseback transactions without complying with the fixed charge coverage ratio test described in the Indenture.

In addition to the receipt of valid and unrevoked consents from holders of a majority of the outstanding Notes, the Solicitation is subject to certain conditions, including the condition that all conditions to the October 22, 2004 amendment to the Company’s senior credit facilities (the “Senior Debt Amendment”) permitting the borrowing of up to $30 million in additional senior debt be satisfied or waived and payment in full of the October 1, 2004 interest payment on the Notes (including default interest). The Company intends to close the Senior Debt Amendment and pay the October 1, 2004 interest payment on the Notes contemporaneously as soon as practicable after the expiration of the Solicitation.

The Solicitation will expire at 1:00 p.m., New York City time, on Friday, October 29, 2004 (the “Expiration Date”). Holders of record as of 5:00 p.m., New York City time, on October 18, 2004 are eligible to submit consents in connection with the Solicitation.

The Company intends to execute the supplemental indenture containing the Proposed Amendments as soon as practicable following the Expiration Date. However, the Proposed Amendments will not become operative until the October 1, 2004 interest payment has been made and the other conditions have been satisfied.

This news release is not a solicitation of consents with respect to any securities. The Solicitation is being made only pursuant to the terms and conditions of the Revised Consent Solicitation Statement dated October 28, 2004 and accompanying documents, which are being sent to holders. In addition, these documents can be obtained from Global Bondholder Services Corporation, the information agent for the Solicitation, at (212) 430-3774 (Collect) or (866) 857-

2200 (U.S. Toll-Free). The Revised Consent Solicitation Statement will also be filed with the SEC promptly as an exhibit to a Current Report on Form 8-K.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the receipt of the requisite valid and unrevoked consents to the Solicitation by the Expiration Date, and the ability of the Company to satisfy the conditions of the Senior Debt Amendment and to otherwise implement a plan to permit interest payments to be made to holders of the Notes and otherwise satisfy the conditions of the Solicitation.

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